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                                                                     EXHIBIT (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights," "Other Service Providers" and "Financial Statements" in Post-Effective Amendment No. 17 under the Securities Act of 1933 and Amendment No. 19 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 33-38461 and 811-5019) and related Prospectus and Statement of Additional Information of Nicholas-Applegate Growth Equity Fund, the only series of Nicholas-Applegate Fund, Inc., and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the financial statements as of December 31, 2002 and for the periods indicated therein, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Los Angeles, California
February 20, 2003